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                                                                      Exhibit 6
[LOGO]

900 Cottage Grove Road
Hartford, CT 06152


May 7, 1998


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re: Lincoln Life Flexible Premium Variable Life Separate Account M Registration Statement S-6, File No. 333-42479 - Pre-Effective Amendment No. 2


Commissioners:

This opinion is furnished in connection with Pre-Effective Amendment No. 2 to the Registration Statement of Form S-6 filed by The Lincoln National Life Insurance Company under the Securities Act of 1993 recorded as File No. 333-42479. The prospectus included in said Pre-Effective Amendment describes second-to-die flexible premium variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under by direction.

In my opinion, the illustrations of benefits under the Policies included in the Section entitles "Illustrations" in the prospectus, based on assumptions stated in the illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Experts" in the prospectus.

Very truly yours,

/s/ Michael J. Roscoe

Michael J. Roscoe, FSA, MAAA


Lincoln National Life Insurance Co. is a part of Lincoln National Corp.